EXHIBIT 8

[Letterhead of Miller, Hamilton, Snider & Odom]

August 26, 2003

The Colonial BancGroup, Inc.

Post Office Box 1108

Montgomery, AL 36101

Colonial Capital Trust IV

Post Office Box 1108

Montgomery, AL 36101

Re:	Material Federal Income Tax Consequences of the Purchase and Ownership of Preferred Securities Issued by Colonial Capital Trust IV.

Gentlemen:

We have acted as counsel to The Colonial BancGroup, Inc., a Delaware corporation (“BancGroup”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Registration Statement”). The Registration Statement relates to the offer for sale of 4,000,000 shares of Preferred Securities (the “Preferred Securities”) of Colonial Capital Trust IV, a statutory trust formed at the direction of BancGroup under the laws of the State of Delaware (the “Trust”), and the guarantee of BancGroup with respect to the Preferred Securities (the “Guarantee Agreement”) and Junior Subordinated Debentures to be issued by BancGroup to the Trust, and such transactions as are further described in the Registration Statement (the “Offering”). Other capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement. As counsel to BancGroup, we have been requested to render this opinion.

For the purpose of rendering the opinions set forth herein, we have been furnished with and have examined the following documents:

1. The Registration Statement;

2. The form of Preferred Securities Guarantee Agreement, attached as Exhibit 4.9 to the Registration Statement, and the form of the Common Securities Guarantee Agreement, attached as Exhibit 4.10 to the Registration Statement (collectively, the “Guarantee Agreements”);

3. The form of Junior Subordinated Indenture, incorporated by reference at Exhibit 4.1 to the Registration Statement, and the Second Supplemental Indenture, attached as Exhibit 4.3 to the Registration Statement (collectively, the “Indenture”), and the form of Junior Subordinated Debenture included in the form of Junior Subordinated Indenture;

The Colonial BancGroup, Inc.

Colonial Capital Trust IV

August 26, 2003

4. Records of the meetings of the Executive Committee of the Board of Directors and the Board of Directors of BancGroup pertaining to the Offering, including the power of attorney used by the Board of Directors to authorize the filing of the Registration Statement; and

5. Such other documents, including certificates of corporate and public officials, as we have deemed necessary to issue the opinions contained herein.

With respect to all of the foregoing documents, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of BancGroup such advice as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such advice.

Based on the foregoing, it is our opinion that the following conclusions would be sustained by a court with jurisdiction in a properly presented case (with all appeals exhausted):

1. The Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation, and, as a result, each beneficial owner of Preferred Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures held by the Trust.

2. The Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of BancGroup.

3. Subject to the terms and conditions set forth in the Indenture and the Junior Subordinated Debentures, BancGroup will have the option to elect to defer interest payments by extending the interest payment period for a period not exceeding twenty (20) consecutive quarterly periods (the “Extension Period”). Except in the case of the occurrence of an Extension Period, stated interest on the Junior Subordinated Debentures will be included in income of a holder of Preferred Securities at the time such interest income is paid or accrued in accordance with the holder’s regular method of tax accounting. If BancGroup exercises its right to defer payments of interest on the Junior Subordinated Debentures during an Extension Period, beneficial owners of Preferred Securities will commence reporting interest income with respect to the Junior Subordinated Debentures under the original issue discount rules of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Gain or loss will be recognized by a holder of Preferred Securities on a sale of Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose will exclude amounts attributable to accrued interest or original issue discount not previously included in income) and the holder’s adjusted tax basis in the Preferred Securities sold or so redeemed. Gain or loss recognized by the holder on a sale of Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss.

5. A distribution by the Trust of the Junior Subordinated Debentures, as described in the Registration Statement (and subject to the limits discussed therein), will be non-taxable and will result in the distributee receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such distributee had in its Preferred Securities before such distribution.

6. The discussion of “United States Federal Income Taxation” in the Registration Statement accurately describes the material United States federal income tax consequences concerning the Preferred Securities. Although this discussion does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities, such discussion constitutes in all material respects a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities under current law.

The Colonial BancGroup, Inc.

Colonial Capital Trust IV

August 26, 2003

These opinions are based upon the Code, the Treasury Regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Future changes in the law or interpretations of the law may cause the tax effects of the transactions referred to herein to be materially different from those described above. We have undertaken no obligation to update this opinion in such event.

Other than the specific tax opinions set forth in this letter, no other opinion has been requested of us or rendered by us with respect to the tax treatment of the Junior Subordinated Debentures, the Preferred Securities, or the Guarantee Agreement, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the Treasury Regulations or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the caption “United States Federal Income Taxation.” In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933. Any other use or distribution of, or reliance on, this letter without our prior written consent is prohibited.

Sincerely,

MILLER, HAMILTON, SNIDER & ODOM, L.L.C.

/s/ Miller, Hamilton, Snider & Odom, L.L.C.:

WF/avs